UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2023

CoreCivic, Inc.
(Exact name of registrant as specified in its charter)

Maryland	001-16109	62-1763875
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5501 Virginia Way Brentwood, Tennessee	37027
(Address of principal executive offices)	(Zip Code)

(615) 263-3000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	CXW	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

Executive Severance and Change in Control Plan

On December 14, 2023, the Board of Directors (the “Board”) of CoreCivic, Inc., a Maryland corporation (the “Company”), adopted the CoreCivic, Inc. Executive Severance and Change in Control Plan (the “Severance Plan”), effective January 1, 2024. The Severance Plan provides severance benefits to certain key management personnel of the Company, including the Company’s Chief Executive Officer, Chief Financial Officer, and such other employees of the Company at the executive vice president level (collectively, the “Covered Executives”) whose employment with the Company and/or any of its Affiliates or Subsidiaries (as defined in the Severance Plan) (the “Company Group”) is terminated by the Company without Cause (as defined in the Severance Plan), or by the Covered Executive’s resignation for Good Reason (as defined in the Severance Plan).

Under the terms of the Severance Plan, upon a Covered Executive’s termination by the Company without Cause or by the Covered Executive’s resignation for Good Reason, other than during the one hundred eighty (180) day period immediately following a Change in Control (as defined in the Severance Plan, and such period, the “Change in Control Period”), the applicable member of the Company Group shall pay salary continuation payments of the Covered Executive’s then-current Base Salary (as defined in the Severance Plan) for the twelve month period immediately following the date that a Covered Executive’s employment with the Company ends (such date, the “Date of Termination,” such period, the “Severance Period”).

In the event that the Date of Termination occurs within the Change in Control Period, the applicable member of the Company Group shall pay: (i) a lump cash payment equal to 2.99 times the Covered Executive’s then-current Base Salary; and (ii) if the Covered Executive was participating in any Company’s Group’s hospitalization, health, dental care, and life and other insurance plans immediately prior to the Date of Termination, then the Company shall pay the Covered Executive a monthly cash payment in an amount equal to the monthly employer contribution that the Company would have made to provide such benefits to the Covered Executive (and the Covered Executive’s eligible dependents) if the Covered Executive had remained employed by the Company until the earlier of: (i) the last day of the twelve (12) month period following the Covered Executive’s Date of Termination and (ii) the date the Covered Executive becomes eligible for health benefits through another employer or otherwise becomes ineligible for COBRA.

The foregoing severance payments and benefits are subject to the Covered Executive’s execution and non-revocation of a general waiver and release of claims in favor of the Company and compliance with certain restrictive covenants related to confidentiality, non-competition and non-disparagement.

The foregoing summary is qualified in its entirety by reference to the Severance Plan, which is filed as Exhibit 10.1 hereto and are incorporated herein by reference.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On December 14, 2023, in connection with a periodic review of the bylaws of the Company, the Board of the Company approved and adopted the Eleventh Amended and Restated Bylaws (the “Amended and Restated Bylaws”), effective December 14, 2023, in order to revise Article XII, Section 2 of the Amended and Restated Bylaws. The amendments remove the requirement that a stockholder or a group of stockholders own at least one percent or more of the Company’s common stock continuously for at least one year before the stockholder(s) are eligible to submit a binding proposal to adopt, alter, or repeal any provision of the bylaws.

The foregoing summary of the amendments effected by the Amended and Restated Bylaws does not purport to be complete and is qualified in its entirety by reference to the complete text of the Amended and Restated Bylaws, which are filed as Exhibit 3.1 hereto and are incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

3.1	Eleventh Amended and Restated Bylaws of CoreCivic, Inc., effective as of December 14, 2023.

10.1	CoreCivic, Inc. Executive Severance and Change in Control Plan, adopted December 14, 2023, effective as of January 1, 2024.

104	Cover Page Interactive Data File (embedded within the inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: December 15, 2023

	By:	/s/ David M. Garfinkle
David M. Garfinkle
Executive Vice President and Chief Financial Officer